Exhibit 99.1

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS A RECORD INCREASE OF 56.65% IN NET INCOME
FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2002

Mayagüez, Puerto Rico, January 15, 2003. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO reported today record results for the fourth quarter and year ended December 31, 2002.

W HOLDING reported a net income of $25.3 million or $0.32 earnings per basic common share ($0.31 on a diluted basis) for the fourth quarter ended December 31, 2002, to a year-ago net income for the comparable quarter of $16.2 million or $0.21 (split adjusted) per basic and diluted common share, an increase of $9.2 million or 56.65%.

The return on common stock equity (ROCE) for the fourth quarter ended December 31, 2002, was very strong at 24.41%, compared to 25.46% for the same period in 2001, particularly in lieu of the recent offerings of the Company’s Common and Preferred Stock completed in August, October and November of 2002. The return on assets (ROA) for the fourth quarter ended December 31, 2002, was 1.26%, up from 1.17% for the same period in 2001. W HOLDING achieved this strong ROA notwithstanding the significant increase in total assets that the Company achieved during the year.

For the full year-ended December 31, 2002, W HOLDING reached a record net income of $86.0 million or $1.12 earnings per basic common share ($1.11 on a diluted basis), a very strong growth from the net income of $62.2 million or $0.83 (split adjusted) per basic and diluted common share reported in 2001, an increase of $23.8 million or 38.30%. The return on assets (ROA) for the years ended December 31, 2001 and 2002 remained stable at 1.22%, while the return on common stock equity (ROCE) was 25.39%, slightly lower but very strong still when compared to 27.49% for the prior year. These ratios are within management’s expectation considering the strong growth in assets, the additional capital infusion and the significant resources invested in the development stage of new areas of business during 2002, particularly the new Expresso Division launched in July 2002.

At December 31, 2002, driven by strong increases in W Holding loans and investments portfolios, total assets ended at $8.2 billion, breaking the $8 billion mark. Total assets grew $2.3 billion or 38.98%, up from $5.9 billion at December 31, 2001. The investments portfolio increased $1.3 billion, from $2.9 billion in 2001 to $4.2 billion in 2002. Loans receivable net, including mortgage loans held for sale, grew by $918.1 million, resulting from the Company continued strategy of growing its loan portfolio through commercial real estate, asset-based, unsecured business and construction lending, as well as its consumer loan portfolios.

Stockholders’ equity increased to $584.7 million as of December 31, 2002, compared to $388.0 million as of December 31, 2001. Such increase resulted from the combination of the issuances of 6,095,000 and 1,725,000 shares of the Company’s Common Stock and Series E Preferred Stock, respectively, providing a net capital infusion of $98.0 million and $41.8 million, respectively, plus the net income generated for the year, partially offset by dividends paid on common and preferred stock. The average number of common shares outstanding increased from 62,250,000 (split adjusted) in 2001 to 65,298,153 in 2002.

Net Interest Income

Net interest income for the fourth quarter ended December 31, 2002 was $47.6 million, an increase of $15.3 million, or 47.25%, from $32.3 million for the same period of last year. Average interest-earning assets for the fourth quarter of 2002 increased by $2.7 billion, compared with the same quarter the previous year, primarily driven by a rise in the average loan portfolio of $932.2 million, particularly a very diversified growth from all lines of loans and an increase of $1.8 billion in the average investment portfolio, mainly U.S. Government and agencies obligations and mortgage-backed securities. For the full year ended December 31, 2002, average interest-earnings assets also increased by $2.3 billion or 49.07%. Notwithstanding, average yields decreased from 6.37% to 5.20% and from 7.22% to 5.44%, for the fourth quarter and year-ended 2002, respectively. The fluctuation on average yields was primarily due to a drop in market interest rates during both periods affecting our loan repricing, primarily our commercial loans portfolio with floating rates and reinvestment rates on matured, called and purchased securities.

The impact of the strong growth in average interest-earning assets in both periods was in part offset by an increase in the average interest-bearing liabilities of $2.4 billion or 49.88% and $2.1 billion or 47.60%, for the fourth quarter of 2002 and the full year 2002, respectively. In order to offset such increase, we managed our liability costs carefully, decreasing the overall cost of rates paid from 4.18% to 3.06%, and from 4.85% to 3.30% for the same periods, respectively, while continuing to offer competitive rates. Interest- bearing deposits grew in average by $973.0 million and $843.0 million during the fourth quarter and for the full year 2002, respectively, while other borrowings in average (mainly securities sold under agreements to repurchase) rose by $1.5 billion and $1.3 billion for the same periods.

Net Interest Margin

Our net interest margin during the fourth quarter of 2002 increased 9 basis points to 2.38% from 2.29% in the third quarter of 2002 in spite of industry wide interest margin compression pressures. Although our average yield on earning assets decreased during this quarter, we managed carefully our liability costs to more than offset the effect of such reduction.

Under a flat interest rate scenario for year 2003, we estimate our net interest margin will remain relatively stable within a range of 2.32% to 2.38% during said period. However,

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assuming an instantaneous 50 basis points decrease in the fed funds rate, we estimate our net interest margin will fall within a range of 2.15% to 2.32% for year 2003. On the contrary, assuming a 50 basis points increase in the fed funds rate, we estimate our net interest margin will rise within a range of 2.27% to 2.41% during the same period. The lower and higher values of such range meaning the lowest and highest net interest margin for any quarter within the year 2003.

Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.

Other Operating Income

Other operating income, excluding derivative transactions and gain (losses) on sales and valuation of loan, securities and other assets, was also very strong growing $714,000 or 13.70% and $3.6 million or 19.33%, during the three-months and the year ended December 31, 2002, respectively, when compared to the similar periods in prior year. Such increases were primarily driven by higher activity associated with service charges on deposit accounts and other fees as a result of the Company’s continued strategy to diversify and increase its fee income. Other factors that contributed to such boost were increases in fees associated to our trust division, insurance commissions earned by Westernbank Insurance Corp., and fees generated by our asset-based lending operation as well as strong increases in other areas resulting from the Company’s overall growing volume of business.

Operating Expenses

Total operating expenses increased $3.6 million or 22.50% for the three months period ended December 31, 2002, and $13.6 million or 22.56% during the full year 2002, to the comparable corresponding periods in 2001. Salaries and employees’ benefits accounted for the majority of such increase, rising $1.4 million or 21.71% for the fourth quarter of year 2002, and $5.1 million or 22.43% for the full year, as compared to the corresponding periods in 2001. Such increases are attributed to the continued expansion of the Company, including increases in personnel, normal salary increases and related employee benefits. At December 31, 2002, the Company had 1,031 full-time employees, including its executive officers, an increase of 179 employees or 21.01%, when compared to the same period in prior year. New personnel and additional infrastructure were added to support the continued expansion of the Company, largely with the inception of Westernbank’s new division, Expresso of Westernbank, which accounted for 130 new employees at December 31, 2002.

Other operating expenses, as a group, excluding salaries and employees’ benefits, increased $2.3 million or 23.00% for the fourth quarter of 2002 and $8.5 million or 22.64%, during the full year 2002, resulting mostly from increases in advertising, occupancy and equipment expenses, and other expenses, primarily associated to the new Expresso

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Division, launched in July 2002, as well as the inherent costs associated with the additional investment in technology and general infrastructure to sustain and coordinate the Bank’s expansion in all of its business areas.

The Company continued its strict cost control measures, maintaining operating expenses at adequate levels, further evidenced by its outstanding and world-class efficiency ratio of 37.03% achieved for the fourth quarter of year 2002 and 39.15% for the full year ended 2002, well below management’s long term target of 40% to 42%. W HOLDING is committed to constantly improve and maintain operating expenses at adequate levels, further improving its lean, effective and highly productive operation.

Asset Quality

W Holding asset quality continues to be among the strongest within its peer group, as measured by our reserves to total loans, non-performing loans as a percentage of total loans and net-charge-offs to average loans. Also, credit quality overall continues to be very strong in spite of the present economic environment reflecting the Company’s aggressive market penetration but conservative underwriting, being essentially a secured lender. The provision for possible loan losses amounted to $4.2 million during the quarter ended December 31, 2002, up from $3.1 million for the same period in the previous year, an increase of $1.1 million or 36.52%. The allowance for possible loan losses amounted to $47.1 million as of December 31, 2002. The increase in the provision for loan losses is attributed to management’s policy of establishing adequate and conservative reserves, principally taking into consideration the overall strong growth in the loan portfolio and particularly of Westernbank’s newest Divisions, Westernbank Business Credit, a division specializing in commercial business loans secured principally by accounts receivable, inventory and equipment, and the Expresso of Westernbank, which specializes in small, unsecured consumer loans up to $15,000 and collateralized consumer loans up to $75,000. Westernbank Business Credit loan portfolio stands at $427.7 million at December 31, 2002, an increase of $176.1 million or 69.96%, for the full year 2002. The Expresso of Westernbank loan portfolio grew to $117.4 million, net of repayments, since its inception in July 2002. The average yields of Westernbank Business Credit and the Expresso of Westernbank loan portfolios were 5.56% and 19.40%, respectively, for the year ended December 31, 2002.

Non-performing loans stand at $19.4 million or .51% (less than 1%) of the Bank’s loans portfolio at December 31, 2002, slightly up from .49% or an increase of $5.3 million, from $14.1 million as of December 31, 2001. This increase is mostly attributed to four commercial loans with principal balances of $2.4 million, $1.6 million, $1.3 million and $589,000, all of which are collateralized by real estate properties. At December 31, 2002, two of these loans with outstanding balances of $2.4 million and $1.6 million, required a specific valuation allowance of $355,000 and $770,000, respectively. At December 31, 2002, the allowance for possible loan losses was 242.80% of total non-performing loans (reserve coverage).

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Net charge-offs in the fourth quarter of 2002 were $3.1 million or .34% to average loans, compared to $3.0 million or .42% to average loans for the same period in 2001, an improvement of 8 basis points when compared to the prior period. Loans charged-off associated to the Expresso of Westernbank Division amounted to $62,000 or .11% of average Expresso loans, representing seven loans. Delinquencies on our newest Expresso of Westernbank division portfolio at December 31, 2002, were .23% (less than one quarter of 1%) including the categories of 60 days and over, well below our estimate. This ratio may increase prospectively, as this portfolio matures, to a rate within our estimate and current loan loss reserves. Moreover, the total consumer loan portfolio had a total delinquency ratio, including the categories of 60 days and over, of 0.59% (less than 1%) at December 31, 2002 when compared to 1.15% for the prior year. The commercial loan portfolio had a total delinquency ratio, including the categories of 60 days and over of 0.33% (less than 1%); an improvement from .67% reported for the prior period, already very strong ratios by any standard.

Total Investments, Loans and Deposits

In line with the Company’s long-standing policy of spreading risk, W Holding has continuously maintained a diversified asset base almost 50/50 between investments and lending. The investment portfolio stands at $4.2 billion at December 31, 2002, growing $1.3 billion or 45.36% in comparison to year 2001. Such growth was primarily focused on securities guaranteed by the United States Government and mortgage backed securities, both accounting for 63.88% and 19.09%, respectively, of our investment portfolio as of December 31, 2002. The investment portfolio at December 31, 2002 had an average contractual maturity of 50 months, when compared to an average contractual maturity of 76 months at December 31, 2001, as we shortened our maturities to reduce market risk under the present interest rate scenario. The Company’s interest rate risk model, takes into consideration the callable feature of certain investment securities. Given the present interest rate scenario, and taking into consideration the callable features of these securities, the investment portfolio as of December 31, 2002, had a remaining average maturity of 30 months. However, no assurance can be given that such levels will be maintained in future periods.

W Holding loans, which include mortgage loans held for sale, grew 32.29% on a year to year basis, emphasizing the Company’s main target of continued growth in its loan portfolio through commercial real estate, asset-based, unsecured business and construction lending, as well as its consumer loan portfolios. As a result, the portfolio of real estate loans secured by first mortgages, including mortgage loans held for sale, increased from $2.1 billion as of December 31, 2001, to $2.5 billion as of December 31, 2002, an increase of $408.3 million or 19.49%. Commercial real estate loans secured by first mortgages increased from $1.1 billion as of December 31, 2001, to $1.5 billion as of December 31, 2002, an increase of $344.2 million or 30.80%. The consumer loans portfolio (including credit cards and Expresso loans), commercial loans (not collateralized by real estate) and other loans increased from $795.6 million as of December 31, 2001, to $1.3 billion as of December 31, 2002, an increase of $518.1 million or 65.12%.

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As of December 31, 2002, total deposits reached $4.3 billion, from $3.2 billion at December 31, 2001, representing a growth of 32.93%, while securities sold under agreements to repurchase increased to $3.1 billion from $2.1 billion in 2001, a growth of 50.38%, in order to fund W Holding strong loans growth of 32.29% and investments growth of 45.36% or total asset growth of 39.35%.

Commenting on the results of the Company, Frank C. Stipes, Chairman of the Board, President and Chief Executive Officer, stated: “This has been the Company’s best year in its history to the present date and we expect 2003 to be again an excellent year. At the beginning of 2002, we informed that we were expecting to break and surpass the $7.0 billion barrier in total assets and that net income was expected to be the highest in the Bank’s history to date, ranging between $81.0 million and $85.0 million. Actual results indeed not only met those projections but we were even able to surpass our estimates”.

Mr. Stipes took the opportunity to inform how pleased he was with the performance of the Company during year 2002, which is the result of consecutive achievements, including: dominating the asset-based lending field through its division known as Westernbank Business Credit; turning the small personal loans world upside down with the simultaneous launching of 17 new Westernbank Expresso division branches in July 2002, (now 19 branches), growing its loan portfolio from zero to $117.0 million in less than six months; capturing the equivalent of the entire annual market growth of the island’s individual retirement account (IRA) again in 2002; consolidating islandwide leadership in commercial real-estate lending; and issuing what quickly turned out to be a stellar oversubscribed $104.0 million common stock issue in August 2002, just when Wall Street was in the middle of one of the most grueling periods of the bear market.

Mr. Stipes further stated: “In a year, where the rest of the industry was concerned with the compression in net interest margin and facing sluggish loan volumes, we were able to manage both and produce very impressive growth in volumes and more importantly, our bottom line. Net interest margin for the year ended December 31, 2002, decreased only slightly by 28 basis points, while loan originations in all business lines; commercial real estate, commercial businesses and consumer loan portfolios, were very strong. Moreover, our asset quality continues to be among the strongest within our peer group, as we discussed throughout the content of this press release.”

“During year 2003 we intend to continue the expansion of our operations, opening new branches at highly densed areas. We recently acquired a property consisting of an entire block in Old San Juan, just across the Covandonga bus station. This site will be home to Westernbank’s Old San Juan branch by the third quarter of 2003, making Westernbank the only financial institution offering the convenience of auto banking lanes and ample customer parking in that area. We also just purchased a one-acre lot in Cupey, to be the site of another branch during the latter part of year 2003 and we are also negotiating for additional branch sites in the Condado and Isla Verde sectors. Together with the metroplex San Juan region expansion, the Bank will be opening branches in the east coast of Puerto Rico where Westernbank has no presence, specifically in the Fajardo and Humacao areas and likewise expanding our presence in Caguas, therefore creating an

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east coast network to provide this market our full array of financial products and convenient services. We expect to break the $9 billion barrier before year end 2003 and net income to be even stronger and to range between $107.0 to $115.0 million, an increase between 25% and 35%, as economic and market conditions may permit, and as the Company’s plans and forecasts are able to be materialized depending on said market and economic conditions.

Mr. Stipes warned however that “forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood, and not taken as carved in stone. Such factors include particularly, but are not limited, to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.”

Westernbank Puerto Rico, the wholly-owned subsidiary of W HOLDING COMPANY, INC., is the third largest locally controlled banking entity headquartered in Puerto Rico, in term of total assets operating throughout Puerto Rico through 50 full fledged branches, including 32 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 at the San Juan Metropolitan area of Puerto Rico. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

For further information contact: Frank C. Stipes, Chief Executive Officer or Freddy Maldonado, Chief Financial Officer of the Company at (787) 834-8000; Internet: westernbank@wbpr.com or URL:http://www.wbpr.com

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W HOLDING COMPANY, INC.	EXHIBIT I
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	For The Three Months Ended			For the Year Ended

	December 31, 2002	December 31, 2001		December 31, 2002	December 31, 2001

		(Dollars in thousands, except per share data)
Income Statement Data
Loans, including loan fees	$61,259	$52,239		$220,676	$207,385
Investment securities	28,346	22,079		112,759	98,946
Mortgage-backed securities	11,792	8,329		44,848	28,273
Money market instruments	2,842	1,319		7,451	8,731

Total interest income	104,239	83,966		385,734	343,335

Deposits	29,565	29,301		114,374	129,676
Securities sold under agreements to repurchased	25,482	20,272		98,233	79,882
Advances from FHLB	1,563	1,563		6,202	6,597
Term notes	9	491		604	2,114

Total interest expense	56,619	51,627		219,413	218,269
Net interest income	47,620	32,339		166,321	125,066

Provision for loan losses	4,164	3,050		15,083	12,278

Net interest income after provision for loan losses	43,456	29,289		151,238	112,788

Service charges on deposit accounts and other fees	5,926	5,211		22,505	18,859
Unrealized gain (loss) on derivative instruments	482	33		1,288	(838)
Net gain (loss) on sales and valuation of loans, securities, and other assets	99	(312)		950	160

Total other income, net	6,507	4,932		24,743	18,181

Total net interest income and other income	49,963	34,221		175,981	130,969

Salaries and employees’ benefits	7,612	6,254		28,017	22,884
Equipment	2,403	2,068		9,519	8,850
Occupancy	1,654	1,269		5,861	5,031
Advertising	1,781	1,167		6,865	4,392
Printing, postage, stationery, and supplies	812	568		2,836	2,262
Telephone	553	491		2,042	1,864
Other	5,011	4,367		18,777	15,027

Total operating expenses	19,826	16,184		73,917	60,310
Income before provision for income taxes	30,137	18,037		102,064	70,659
Provision for income taxes	4,811	1,869		16,101	8,504

Net income	$25,326	$16,168		$85,963	$62,155

Net income attributable to common stockholders	$21,533	$12,841		$72,189	$51,891

Basic earnings per common share	$0.32	$0.21	(1)	$1.12	$0.83	(1)

Diluted earnings per common share	$0.31	$0.21	(1)	$1.11	$0.83	(1)

Cash Dividends declared per common share (2)	$0.06	$0.06	(1)	$0.22	$0.17	(1)

Period end number of common shares outstanding	68,346,306	62,250,000		68,346,306	62,250,000

Weighted average number of common shares outstanding	68,342,219	62,252,523		64,382,211	62,252,543

Weighted average number of common shares outstanding on a fully diluted basis	71,008,262	62,252,523		62,142,175	62,252,543

Cash dividends declared on common shares	$3,759	$2,594		$14,046	$10,375

Preferred stock dividends	$3,793	$3,327		$13,774	$10,264

(1)	Adjusted to reflect the three-for-two stock split in the form of a stock dividend on our common stock declared on June 17, 2002 and distributed on July 10, 2002.

(2)	Cash Dividends amounts in the table are rounded.

W HOLDING COMPANY, INC.	EXHIBIT II
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	December 31, 2002	December 31, 2001

	(In thousands)
At Period End
Cash and due from banks	$76,080	$62,414
Securities purchased under agreements to resell	261,847	136,096
Fed funds sold	197,300	20,037
Interest-bearing deposits in banks	17,459	26,214
Trading securities, at fair value	—	4,609
Investment securities available for sale, at fair value	160,887	281,682
Investment securities held to maturity at amortized cost	3,501,057	2,369,775
FHLB stock, at cost	43,322	38,450
Loans, net and mortgage loans held for sale	3,761,803	2,843,657
Accrued interest receivable	46,653	32,820
Premises and equipment	96,209	40,673
Other assets	42,460	31,767

Total Assets	$8,205,077	$5,888,194

Deposits	4,298,744	3,233,912
Securities sold under agreements to repurchase	3,097,341	2,059,646
Advances from FHLB	120,000	120,000
Term notes	—	43,000
Mortgage note	37,822	—
Other liabilities	66,422	43,727

Total Liabilities	7,620,329	5,500,285

Stockholders’ equity	584,748	387,909

Total Liabilities and Stockholders’ Equity	$8,205,077	$5,888,194

	Quarterly Averages (1)		Year to Date Averages (1)

Average Balances	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001

		(In thousands)
Cash and due from banks	$74,273	$56,177	$69,247	$54,175
Securities purchased under agreements to resell	249,244	132,802	198,972	130,953
Fed funds sold	163,000	15,019	108,669	31,769
Interest-bearing deposits in banks	18,704	20,306	21,837	18,760
Trading securities	—	2,330	2,305	3,385
Investment securities available for sale	216,246	177,617	221,285	154,744
Investment securities held to maturity	3,493,582	2,196,568	2,935,416	2,013,231
FHLB stock	43,328	38,450	40,886	34,125
Loans, net and mortgage loans held for sale	3,610,365	2,758,527	3,302,730	2,525,979
Accrued interest receivable	48,561	34,147	39,737	39,886
Premises and equipment	94,169	40,464	68,441	41,206
Other assets	51,015	36,097	37,114	26,316

Total Assets	$8,062,485	$5,508,502	$7,046,636	$5,074,526

Deposits	4,109,587	3,111,129	3,766,328	2,935,304
Securities sold under agreements to repurchase	3,176,722	1,810,151	2,578,494	1,619,360
Advances from FHLB	120,000	120,000	120,000	120,000
Term notes	1,500	45,500	21,500	45,500
Mortgage note	37,866	—	18,911	—
Other liabilities	61,878	39,027	55,075	35,099

Total Liabilities	7,507,552	5,125,806	6,560,307	4,755,262

Stockholders’ equity	554,933	382,696	486,329	319,264

Total Liabilities and Stockholders’ Equity	$8,062,485	$5,508,502	$7,046,636	$5,074,526

(1)	Averages have been computed using beginning and period-end balances.

W HOLDING COMPANY, INC.	EXHIBIT III a
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED DECEMBER 31,
(UNAUDITED)

	2002				2001

	Interest	Average balance	(1)	Average Yield/Rate	Interest	Average balance	(1)	Average Yield/Rate

				(Dollars in Thousands)
Interest-earning assets:
Loans, including loan fees (2)	$61,259	$3,740,918		6.50%	$52,239	$2,808,703		7.38%
Mortgage and asset- backed securities (3)	11,792	946,297		4.94%	8,329	488,497		6.76%
Investment securities (4)	28,346	2,839,577		3.96%	22,079	1,732,450		5.06%
Money market instruments	2,842	426,380		2.64%	1,319	200,945		2.60%

Total	104,239	7,953,172		5.20%	83,966	5,230,595		6.37%

Interest-bearing liabilities:
Deposits	29,565	4,024,206		2.91%	29,301	3,051,290		3.81%
Securities sold under agreements to repurchase	25,482	3,205,384		3.15%	20,272	1,686,873		4.77%
Term notes	9	2,484		1.44%	491	47,193		4.13%
Advances from FHLB	1,563	120,000		5.17%	1,563	120,000		5.17%

Total	56,619	7,352,074		3.06%	51,627	4,905,356		4.18%

Net interest income	$47,620				$32,339
Net interest income
Interest rate spread				2.14%				2.19%

Net interest-earning assets		$601,098				$325,239

Net yield on interest-earning assets (5)				2.38%				2.45%

Interest-earning assets to interest-bearing liabilities ratio		108.18%				106.63%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Includes loans held for sale. Average loans exclude non-performing loans. Loans fees amounted to $533,000 and $614,000 for the three-months ended December 31, 2001 and 2002, respectively.

(3)	Includes mortgage-backed securities available for sale and for trading purposes.

(4)	Includes trading account securities and investments available for sale.

(5)	Net interest income divided by average interest-earning assets.

W HOLDING COMPANY, INC.	EXHIBIT III b
YIELDS EARNED AND RATES PAID
YEAR ENDED DECEMBER 31,
(UNAUDITED)

	2002				2001

	Interest	Average balance	(1)	Average Yield/Rate	Interest	Average balance	(1)	Average Yield/Rate

				(Dollars in Thousands)
Interest-earning assets:
Loans, including loan fees (2)	$220,675	$3,315,514		6.66%	$207,385	$2,534,486		8.18%
Mortgage and asset-backed securities (3)	44,848	859,991		5.21%	28,273	411,922		6.86%
Investment securities (4)	112,759	2,600,210		4.34%	98,946	1,606,744		6.16%
Money market instruments	7,451	314,633		2.37%	8,731	203,081		4.30%

Total	385,733	7,090,348		5.44%	343,335	4,756,233		7.22%

Interest-bearing liabilities:
Deposits	114,374	3,690,242		3.10%	129,676	2,847,236		4.55%
Securities sold under agreements to repurchase	98,233	2,815,608		3.49%	79,882	1,484,639		5.38%
Term notes	604	15,469		3.90%	2,114	47,798		4.42%
Advances from FHLB	6,202	120,008		5.17%	6,597	120,000		5.50%

Total	219,413	6,641,327		3.30%	218,269	4,499,673		4.85%

Net interest income	$166,320				$125,066

Interest rate spread				2.14%				2.37%

Net interest-earning assets		$449,021				$256,560

Net yield on interest-earning assets (5)				2.35%				2.63%

Interest-earning assets to interest-bearing liabilities ratio		106.76%				105.70%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Includes loans held for sale. Average loans exclude non-performing loans. Loans fees amounted to $2.2 million and 2.0 million as of December 31, 2001 and 2002, respectively.

(3)	Includes mortgage-backed securities available for sale and for trading purposes.

(4)	Includes trading account securities and investments available for sale.

(5)	Net interest income divided by average interest-earning assets.

W HOLDING COMPANY, INC.	EXHIBIT III c
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three months ended December 31,			Year ended December 31,

	2002 vs. 2001			2002 vs. 2001

	Volume	Rate	Total	Volume	Rate	Total

			(In thousands)
Interest income:
Loans (1)	$14,098	$(5,078)	$9,020	$33,687	$(20,396)	$13,291
Mortgage and asset-backed securities (2)	4,858	(1,395)	3,463	21,273	(4,698)	16,575
Investment securities (3)	9,483	(3,216)	6,267	26,483	(12,670)	13,813
Money market instruments	1,503	20	1,523	3,611	(4,891)	(1,280)

Total increase (decrease) in interest income	29,942	(9,669)	20,273	85,054	(42,655)	42,399

Interest expense:
Deposits	1,014	(750)	264	193,545	(208,847)	(15,302)
Securities sold under agreements to repurchase	8,350	(3,140)	5,210	30,191	(11,840)	18,351
Advances from FHLB	—	—	—	—	(395)	(395)
Term notes	506	(988)	(482)	(1,227)	(283)	(1,510)

Total increase (decrease) in interest expense	9,870	(4,878)	4,992	222,509	(221,365)	1,144

Increase (decrease) in net interest income	$20,072	$(4,791)	$15,281	$(137,455)	$178,710	$41,255

(1)	Includes loans held for sale.

(2)	Includes mortgage-backed securities available for sale and trading securities.

(3)	Includes investments available for sale.

W HOLDING COMPANY, INC.	EXHIBIT IV
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

	December 31, 2002	December 31, 2001

	(Dollars in thousands)
Residential real estate mortgage and construction loans	$2,026	$2,735
Commercial, industrial and agricultural loans	13,567	7,947
Consumer loans	3,812	3,431

Total non-performing loans	19,405	14,113
Foreclosed real estate held for sale	3,679	3,013

Total non-performing loans and foreclosed real estate held for sale	$23,084	$17,126

Interest which could have been recorded if the loans had not been classified as non-performing	$1,102	$1,123

Interest recorded on non-performing loans	$775	$1,716

Total non-performing loans as a percentage of loans receivable, including mortgage loans held for sale (1)	0.51%	0.49%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets (2)	0.28%	0.29%

(1)	Computed using end of period loans.

(2)	Computed using end of period assets.

W HOLDING COMPANY, INC.	EXHIBIT V
CHANGE IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	December 31, 2002		December 31, 2001

	(Dollars in thousands)
Balance, beginning of year	$38,364		$28,928
Loans charged-off:
Consumer loans	4,576	(1)	3,840
Commercial, industrial and agricultural loans	3,389	(2,3)	2,970
Real estate-mortgage and construction loans	—		228

Total loans charged-off	7,965		7,038

Recoveries of loans previously charged-off:
Consumer loans	858		996
Commercial, industrial and agricultural loans	584		133
Real estate-mortgage and construction loans	190		175

Total recoveries of loans previously charged-off	1,632		1,304

Net loans charged-off	6,333		5,734
Provision for loan losses	15,083		12,278
Allowance acquired on loans purchased	—		2,892

Balance, end of period	$47,114		$38,364

Ratios:
Allowance for loan losses to total end of period loans	1.24%		1.33%
Provision for loan losses to net loans charged-off	238.17%		214.13%
Recoveries of loans to loans charged-off in previous period	23.19%		24.31%
Net loans charged-off to average loans (4)	0.19%		0.23%
Allowance for loan losses to non-performing loans	242.80%		271.83%

(1)	Includes $62,000 of Expresso of Westernbank charged-offs.

(2)	Includes $505,000 of Westernbank Business Credit division, consisting of one loan originally acquired in the purchased loan portfolio from Congress Credit Corporation, a subsidiary of First Union National Bank N.A in June 15, 2001. This loan was fully reserved at the acquisition date.

(3)	Includes $1,100,000, consisting of one loan fully collateralized by real estate and charged-off for regulatory purposes.

(4)	Average loans were computed using beginning and ending balances.

W HOLDING COMPANY, INC.	EXHIBIT VI
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three months ended		Year ended
	December 31,		December 31,

	2002	2001	2002	2001

		(Dollars in thousands)
Return on average assets (1)	1.26%	1.17%	1.22%	1.22%
Return on average common stockholders’ equity (1)	24.41%	25.46%	25.39%	27.49%
Equity-to-assets ratio	7.13%	6.94%	7.13%	6.29%
Efficiency ratio	37.03%	43.35%	39.15%	41.97%
Operating expenses to end-of-period assets	97.00%	1.10%	0.90%	1.02%
Book value per common share	$5.28	$4.98	$5.28	$3.33
Preferred stock outstanding at end of period	$8,943	$7,220	$8,943	$7,220
Preferred stock equity at end of period	$223,575	$180,500	$223,575	$180,500
Other selected data:
Branch offices	50	35	50	35
Number of employees	1,031	852	1,031	852

(1)	The return on average assets is computed by dividing net income by average total assets for the period. The return on average common stockholders’ equity is computed by dividing net income less preferred stock dividends by average common stockholders’ equity.